Exhibit 10.3

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because Renalytix AI plc has determined it is not material and would be competitively harmful if publicly disclosed.

JOSLIN Diabetes Center, Inc.

and

EICF Diagnostics Holdings Plc

LICENSE AGREEMENT

THIS AGREEMENT (“Agreement”) is made on the [                ] 2017 (“Effective Date”)

BETWEEN:

(1)	JOSLIN Diabetes Center, Inc,

1 Joslin Place, Boston,

Massachusetts 02216,

USA (hereinafter ‘JOSLIN’)

Attention: Dr Nandan Padukone; and,

(2)	EKF Diagnostics Holdings Plc

Avon House

19 Stanwell Road

Penarth

CF64 2EZ (hereinafter ‘EKF’)

Attention: Mr Julian Baines

WHEREAS:

(A)

JOSLIN has developed a novel methodology of diagnosing and predicting renal disease, using one, two, or more biomarkers, including sTNFR1, sTNFR2, sFAS, TNF, and IL-6 (only as defined and covered in Intellectual Property under this License Agreement) and has the legal right to dispose over said technology and to grant the license below;

(B)	EKF wishes to receive and JOSLIN is willing to grant a license on the terms and conditions hereinafter set forth.

IT IS AGREED as follows:

1. DEFINITIONS

1.1. In this Agreement the following words shall have the following meanings unless the context requires otherwise:

Confidential Information:	Any and all scientific, technical, financial, operational, marketing, economic, business or other information in whatever form (written, oral or visual) that is furnished or made available to one party (a “Recipient”) by or on behalf of the other party (a “Discloser”), and that (i) if in tangible form, is labelled in writing as proprietary or confidential; (ii) if in oral or visual form, is identified as proprietary or confidential by the Discloser at the time of disclosure or within [*] days thereafter; or (iii) whether or not labelled or otherwise identified by Discloser as confidential or proprietary, should be deemed to be confidential or proprietary by a reasonable person given the nature of the information and/or the circumstances under which it was disclosed. Confidential information includes, without limitation, trade secrets, plans, compilations, programs, devices, formulas, designs, prototypes, methods, techniques, processes, procedures, know-how, inventions, codes, software, data and databases, product names, marks marketing materials and programs, specification and materials.

Effective Date:	The Effective Date shall the latest date of execution by a Party hereto.

EKF Associate Company:	Any business entity, present or future, which: (1) controls EKF; (2) EKF controls, directly or indirectly; (3) is also controlled by the entity qualifying under (1) above, where control means ownership directly or indirectly of more than 50% of the voting stock.

EKF Licensees:	A company or other entity (other than an EKF Associate Company) to whom EKF grants a sub-license to manufacture, sale or supply Licensed Products and Licensed Processes as a sub-license under the terms of clause 2.2 of this Agreement.

EKF Net Selling Price:

The actual net selling price as received by EKF, or by any EKF Associate Company of EKF on the performance of Licensed Processes or sales of Licensed Products from the entity to whom EKF or any EKF Associate Company directly sold such Licensed Processes or Licensed Products net of any:

•  discounts or rebates, in cash or in kind;

•  taxes and duties billed on the invoice;

•  carriage billed on the invoice,

EKF Royalty:	The ongoing royalty payments received by EKF or by any EKF Associate Company from each EKF Licensee in respect of the performance of Licensed Processes or sales of Licensed Products by such EKF Licensee by reference to the EKF Licensee Net Selling Price of the EKF Licensee.

Existing License Agreement:	The agreement between JOSLIN and [*] (a subsidiary of EKF) dated 1st June 2012 relating to the Intellectual Property.

EKF Licensee Net Selling Price:

The actual net selling price as received by an EKF Licensee, on the performance of Licensed Processes or sales of Licensed Products from the entity to which such Licensed Processes or Licensed Products were sold net of any:

•  discounts or rebates, in cash or in kind;

•  taxes and duties billed on the invoice;

•  carriage billed on the invoice,

Intellectual Property.	The Joslin Patent and any conversions, continuation, division or substitution thereof, any patents issuing thereon, any reissues, re-examinations or extensions of the patents and any foreign counterparts of the patent application and patents and all related and relevant Know-How as defined hereinafter.

The Joslin Patent	The Joslin Patent Application, as listed in Appendix 1, including Unites States patent application USSN [*] filed [*]

Know-How:	Any and all trade secrets, proprietary or similar confidential information owned or controlled by JOSLIN and not publicly known or otherwise known to EKF prior to disclosure to EKF by JOSLIN, including without limitation, all technical data, manufacturing data, designs, skills, methods, procedures or Information regarding the manufacture, use or sale of Licensed Products or Licensed Processes.

Licence Fee:	A fee paid to EKF by an EKF Licensee, net of any costs, charges or taxes, for the grant to that EKF Licensee of a sublicense under the terms of this Agreement.

Licensed Products:	Products manufactured or sold by EKF and/or any EKF Associate Company and/or EKF Licensees which are covered by claims in the Intellectual Properly.

Licensed Processes:	Processes practiced, performed or sold by EKF and/or any EKF Associate Company and/or EKF Licensees which are covered by the Intellectual Property.

Net Sales:	The sales by EKF and EKF Associate Companies of Licensed Products and Licensed Processes at the EKF Net Selling Price.

Patent Holder:	Joslin Diabetes Center, Inc., Boston, MA (US).

Territory:	All countries of the world.

Valid Claim:	A claim of an unexpired patent or pending patent application that has not been held unpatentable, invalid or unenforceable pursuant to a final and unappealable decision of a court or other applicable administrative agency with appropriate Jurisdiction.

2. GRANT

2.1.	License and Conditions of License

Subject to the terms of this Agreement, JOSLIN grants, and EKF accepts, an exclusive, royalty-bearing, fee-bearing, world-wide license, to make, have made, use, offer for sale and sell Licensed Products, and to perform, practice, offer for sale and sell Licensed Processes, under and utilising the Intellectual Property and the Know-How, in the Territory. JOSLIN will not for the duration of this Agreement, make or sell products based on the Intellectual Property in the Territory, except for non-commercial research purposes. For its research purposes, JOSLIN agrees to use, as it deems appropriate, Licensed Products from EKF or an EKF Associate Company and reflect this in any further publications relating to the licensed Intellectual Property. EKF agrees to provide JOSLIN with Licensed Products manufactured by EKF or any EKF Associate Company in such amounts and at such times as reasonably requested by JOSLIN, at no charge to JOSLIN.

2.2.	Sub-License

JOSLIN grants to EKF the right to grant sub-licenses, under the Agreement in the Territory for the manufacture, sale or supply of Licensed Products and Licensed Processes and use of the Intellectual Property.

2.3.	Clause 2.2 is subject to the following:

(i)	All sub-licenses will be granted only pursuant to written agreements, which will be subject and subordinate to the terms and conditions of this Agreement;

(ii)	All sub-licenses shall be terminable automatically on termination of the Agreement;

(iii)

All sub-licensees being an EKF Licensee shall agree to be bound by similar obligations as are imposed on EKF in the Agreement, subject to clause 4.3, and will include all provisions necessary to ensure sub-licensee’s ability to perform its obligations under this Agreement;

(iv)

All sub-licenses shall include a section substantially the same as clause 10 (Indemnification), which also will state that the Indemnitees (as defined in clause 10) are Intended third party beneficiaries of such sub-license agreement for the purpose of enforcing such indemnification and insurance provisions;

(v)

All sub-licenses shall provide that in the event of termination of this Agreement by JOSLIN pursuant to clause 6.3, (in whole or in part (e.g., termination in a particular country)), any existing sub-license will terminate; provided, however, that, such sub-license will not terminate if, as of the effective date of such termination by JOSLIN pursuant to Clause 6.3, a sub-licensee is not in material default of its obligations to EKF under its sub-license agreement, and within [*] days of such termination the sub-licensee agrees in writing to be bound directly to JOSLIN under license agreement substantially similar to this Agreement with respect to the rights sub-licensed hereunder, substituting such sub-licensee for EKF;

(vi)	All sub-licenses shall Include a prohibition of assignment of the sub-license without the express, written and discretionary consent of EKF and JOSLIN;

(vii)

Notwithstanding anything to the contrary in clauses 2.3 (i)—(vi) above, (a) EKF shall provide a draft copy of any proposed sub-license to JOSLIN at least [*] days before execution to allow JOSLIN to comment on the terms of the sub-license, and EKF will not enter into such sub-license without JOSLIN’s written approval; (b) EKF shall furnish JOSLIN with a fully executed copy of such sub-license agreement, within [*] days after its execution, which copy may be redacted to exclude financial and other sensitive terms and shall be treated as Confidential Information of EKF hereunder. JOSLIN shall keep any such copies of sub-license agreement in its confidential files and shall use them solely for the purpose of monitoring EKF’ and sublicensees’ compliance with their obligations hereunder and enforcing JOSLIN’s rights under this Agreement;

(viii)

During the term of this Agreement, EKF shall be responsible for any breach of a sublicense agreement by any sub-licensee that results in a material breach of this Agreement. EKF may elect (a) to cure such breach in accordance with clause 10.3 of this Agreement or (b) to enforce ifs rights by terminating such sub-license agreement in accordance with the terms thereof.

2.4.	Distributors / Agents

EKF may appoint one or more distributors and/or sales agents for the purpose of selling Licensed Products and may disclose to the distributors and/or sales agents such Confidential Information relating to Licensed Products that they need to know for the successful marketing and sale of Licensed Products; provided, however, that before providing any distributor or sales agent with any Confidential Information of EKF or JOSLIN, EKF shall require any such distributor or sales agent to enter Into a confidentiality or non-disclosure agreement for the protection of the Confidential Information with the same degree of care EKF uses to protect EKF’s own Confidential Information but in no event with less than a reasonable degree of care.

3. MATERIAL TRANSFER

3.1.	EKF acknowledges that prior to the Effective Date JOSLIN supplied EKF with certain materials as set forth in the Research Services Agreement entered into as of January 27, 2012.

4. PAYMENTS

4.1.	Upfront Payments

Under the Existing License Agreement EKF paid a fee of [*] which comprises historic patent application costs and an upfront license fee.

Future Patent Expenses. EKF shall pay ail out-of-pocket patent expenses Incurred or paid by JOSLIN on or after the Effective Date for filing, prosecuting, and maintaining Patent Rights according to clause 9. EKF shall pay JOSLIN within [*] days after JOSLIN sends EKF an invoice that documents the out-of-pocket expenses incurred or paid by JOSLIN during the period being Invoiced and states the total amount owned to JOSLIN.

4.2.	Royalties on sales by EKF and EKF Associate Companies

Subject to clause 4.6 below, EKF shall pay royalties to JOSLIN in respect of the Licensed Products and Licensed Processes sold by EKF and EKF Associate Companies. The royalty is at the rate of five per cent (5%) of the EKF Net Selling Price of Licensed Products and Licensed Processes.

4.3.	Royalties on sales made by EKF Licensees

Subject to clause 4.6 below, EKF shall pay royalties to JOSLIN in respect of Licensed Products and Licensed Processes sold by EKF Licensees. The royalty is at the rate of twenty five percent (25%) of the EKF Royalty received by EKF from the EKF Licensee which is based on the EKF Licensee Net Selling Price of EKF Licensees for Licensed Products and Licensed Processes.

4.4.	Milestone Payments

4.4.(i)	EKF will pay a once-off sum of US$300,000 at the first point in time when total Net Sales by EKE and its Associate Companies reach a level of US$2 million in any one year.

4.4.(ii)	EKF will pay a once-off sum of US$1 million at the first point in time when total Net Sales by EKF and its Associate Companies reach a level of US$10 million in any one year.

4.4.(iii)

EKF and JOSLIN agree that only one payment will be made by EKF in respect of clause 4.4.(i) above and only one payment will be made by EKF in respect of clause 4.4.(ii) above. Those payments will be made in respect of the first year in which the relevant milestone sales are achieved. If that milestone is achieved in subsequent years then no further payment will be due under this clause 4.4.

4.5.	Payments under Sub-license

In the event that EKF grants a sub-license under clause 2.2 of this Agreement, JOSLIN shall be entitled to receive twenty five percent (25%) of any License Fee received by EKF or any EKF Associate Company from an EKF Licensee in respect of the grant to it of such a sublicense.

4.6.	Frequency of Payment

The royalties to be paid under the Agreement by EKF to JOSLIN under clause 4.2 and 4.3 of this Agreement shall be payable every [*] within [*] of the start of each [*] based on a calendar year of January 1-December 31st, in respect of sums invoiced during the [*] period ending on this date, unless the Agreement is terminated in which case outstanding royalties will be paid within [*].

4.7.	Payment Terms

All sums due under this Agreement shall be made in US Dollars. Conversion Into US Dollars shall be calculated at the exchange rate published in The Wall Street Journal on the last business day of the relevant twelve-month period. For the avoidance of doubt, all royalty, license and milestone payments are subject to the successful grant of the Joslin Patent in the relevant countries in the Territory to which the relevant Licensed Products and Licensed Processes are being supplied.

4.8.	Territory-Wide Royalties

EKF and JOSLIN agree that the royalty obligations shall only apply in jurisdictions within the Territory where there is a Valid Claim of the patents and patent applications or issued patent licensed pursuant to clause 2 of this Agreement, and further pursuant to clause 4.2 of this Agreement. In any Territory where such Valid Claim is inapplicable or disallowed, and where EKF and any EKF Associates or its sublicencees receive payments for the grant of the License, EKF will pay [*]% of any payments due under sections 4.1 to 4.6.

5. RECORDS

5.1.	Maintain Records

5.1.(i) EKE shall keep, and shall cause each of the EKF Associate Companies and the EKF Licensees to keep, correct and complete records of account containing all information required for the computation and verification of the EKE Net Selling Price, EKF Licensee Net Selling Price as the case may be and of the royalties to be paid under this Agreement. EKF, each of the EKF Associate Companies and each of the EKF Licensees, as applicable, shall retain such records for at least [*] years.

5.1.(ii) During the term of this Agreement and within a period of [*] years after its termination JOSLIN shall have the right to have such records of account inspected and examined at its own cost during ordinary business hours through an independent, mutually agreed auditor, on giving reasonable advance written notice of such an inspection, The parties shall reconcile any underpayment or overpayment within [*] days after the auditor delivers the results of the audit. In the event that any audit performed reveals an underpayment in excess of [*] percent ([*]%) in any applicable reporting period, the audited entity shall reimburse JOSLIN for the amounts charged by the auditor.

5.2.	Royalty and License Fee Statements

EKF shall within [*] days after the first day of January and July of each year deliver to JOSLIN a true and accurate report, giving such particulars of the business conducted by EKE during the preceding six (6) calendar months under this Agreement. These shall include at least the following:

(a)	the number of Licensed Products sold by EKF and EKE Associate Companies during the relevant royally period;

(b)	revenues from Net Sales of Licensed Products sold by EKF and EKF Associate Companies;

(c)	the aggregate amount of the EKF Royalties received from EKE Licensees in respect of sales of Licensed Products and Licensed Processes by EKF Licensees;

(d)	the calculation of total royalties payable to JOSLIN;

(e)	the amount of any License Fees received by EKF and the amount payable to JOSLIN by EKF in respect of such fees in accordance with clause 4.5.

6. COMMENCEMENT, DURATION AND TERMINATION

6.1.	Commencement Precondition to Commencement and Duration

The Agreement shall be deemed to have come Into force on the Effective Date and shall remain in effect for a [*] year period (Initial Term). Unless terminated in accordance with clause 6.2, this Agreement shall automatically extend for [*] (Extended Term) unless either party has given written notice to the other party not less than [*] prior to the expiration of the Initial Term of its desire not to renew this Agreement EKF and Joslin may mutually agree to extend the Extended Term.

6.2.	Termination

Notwithstanding any provision herein contained, the Agreement may be terminated by either party by notice in writing if any of the following events occur:

6.2.(i)

upon an adjudication of either party as bankrupt or if either party files a petition for its moratorium or shall enter into any liquidation (other than for the purpose of reconstruction or amalgamation) or shall cease to carry on business;

6.2.(ii)

if either party shall at any time be in serious default under the Agreement and shall fail to remedy such default within [*] from receipt of notice in writing from the other party specifying such default;

6.2.(iii)

If either party is by any cause (other than a cause directly attributable to the other party) prevented from performing its obligations hereunder for a period of [*] or for a period of [*] in any period of [*];

6.3.

If EKF notifies JOSLIN in writing that it has or will on a date specified in such notice abandon sale of Licensed Products and performance of Licensed Processes then JOSLIN may provide EKF with written notice that it will terminate the Agreement on the date specified in the notice provided by EKF.

6.4.

EKF may terminate this Agreement and the license granted hereunder by notifying JOSLIN in writing [*] in advance of its intention to abandon sale of Licensed Products and performance of Licensed Processes.

6.5.	Consequences of Termination

Upon termination of the Agreement for any reason:

6.5.(i)	EKF will return to JOSLIN any materials held by EKF under the Agreement and Information relating thereto and will make no further use of the same;

6.5.(ii)

unless the Agreement is terminated as set forth in clause 6.4, EKF shall continue to have a right to offer for sale and sell Licensed Products produced or in progress prior to the termination date. The provisions of clause 4 shall continue to apply to such sales but all other licenses granted hereunder will automatically cease;

6.5.(iii)	outstanding royalties will be paid within [*];

6.5.(iv)	the provisions of clause 8 shall continue to apply for a further period of [*];

6.5.(v)	the provision of clauses 9.1 and 9.2 shall continue to apply.

7. DILIGENCE

7.1.

EKF will use reasonable endeavours to deliver a written Development Plan to JOSLIN within [*] of the Effective Date (the “Development Plan”), which Development Plan will summarize EKF’ plans to utilise the Intellectual Property for the development and commercialization of Licensed Products and Licensed Processes.

7.2.

EKF shall use commercially reasonable efforts, and shall cause its Associate Companies and sub-licensees to use commercially reasonable efforts: (a) to develop Licensed Products and Licensed Processes in accordance with the Development Plan; (b) to undertake research and/or development activities directly related to the commercialization of a Licensed Product and Licensed Process; (c) to introduce Licensed Products and Licensed Processes into the commercial market; and (d) to market Licensed Products and Licensed Processes following such introduction into the market. EKF shall also:

(a)	for each Licensed Product or Licensed Process that requires the approval of the FDA or any regulatory authority, EKF shall use diligent efforts in preparing and filing the appropriate application(s).

(b)

within [*] after each anniversary of the Effective Date, unless otherwise agreed by the parties, EKF will furnish JOSLIN with a written report on the progress of its efforts during the prior year to develop and commercialize Licensed Products and Licensed Processes, including without limitation research and development efforts, efforts to obtain approval from the FDA or any other regulatory authority, marketing efforts and sales figures. The written report will contain a sufficient level of detail to assess whether EKF is in compliance with its obligations under this clause 7 and shall also contain a discussion of intended efforts and sales projections for the then current year.

(c)

the parties will meet at least [*] times during the first [*] years following the Effective Date, and at least on an annual basis thereafter, or as otherwise agreed by the parties, at such times as are agreed by the parties, Such meetings may be in-person, via videoconference, or via teleconference, provided that at least [*] meeting per [*] will be held in person. During such meetings, EKF will provide JOSLIN with a summary of its efforts to develop and commercialize Licensed Products and Licensed Processes as detailed in the annual repot discussed in clause 7(b) above and since submission of the annual report and/or since the last meeting.

7.3.

If JOSLIN determines that EKF has not fulfilled its obligations under this clause 7, JOSLIN shall furnish EKF with written notice of the determination. Within [*] after receipt by EKF of the notice described in the preceding sentence, EKF shall either (i) fulfil the relevant obligation or (ii) negotiate with JOSLIN a mutually acceptable schedule of revised commercialization obligations. Should EKF be unable to fulfil the relevant obligations within the abovementioned [*] or should the parties be unable to agree a revised schedule of commercialization obligations JOSLIN may, immediately upon written notice to EKF, terminate this Agreement under clause 6 or convert the exclusive license into a non-exclusive license, and grant additional licenses to third parties to the Intellectual Property. Notwithstanding the foregoing, JOSLIN shall not have the right to terminate this Agreement under clause 7 as described in the immediately foregoing sentence if EKF shows progress, as represented by the milestones described in clause 4, in development or commercialization of at least one Licensed Product or Licensed Process during the preceding [*] period.

7.4.

EKF will be entitled, from time to time, to make such adjustments to the then applicable Development Plan as EKF believes, in its good faith judgment, are needed in order to improve EKF’s ability to meets its diligence obligations set forth in clause 7. EKF shall provide JOSLIN with copies of any such adjusted Development Plans.

8. CONFIDENTIALITY

8.1.

Obligations. Each party (“Recipient”), when receiving Confidential Information of the other party (“Discloser”), agrees to (a) hold in confidence all of Discloser’s Confidential Information and, except as expressly provided in clause below, not disclose such Confidential Information without the prior written consent of Discloser; (b) use Discloser’s Confidential Information solely for the purposes permitted under this Agreement; (c) treat Discloser’s Confidential Information with the same degree of care Recipient uses to protect Recipient’s own Confidential Information but in no event with less than a reasonable degree of care; and (d) reproduce Discloser’s Confidential Information solely to the extent necessary to accomplish the purposes permitted under this Agreement, with all such reproductions being considered Discloser’s Confidential Information. Each party, shall consistent with its own internal procedures, maintain a log of all Confidential Information it discloses hereunder.

8.2.

Permitted disclosures. Recipient may provide disclosed Confidential Information (including any of Discloser’s Confidential Information included in derivative information) solely to its employees or consultants and the employees and consultants of EKF Associate Companies and EKF Licensees on a need-to-know basis; provided, however that (a) any such employees and consultants are bound by written obligations of confidentiality at least as restrictive as those set forth in this Agreement, and (b) Recipient remains liable for the compliance of such employees and consultants with such obligations. In addition to the foregoing, EKF may disclose Confidential Information of JOSLIN as and to the extent reasonably necessary or convenient in connection with the exercise of EKF’s rights hereunder, including without limitation, through the disclosure to actual and potential contract service providers and sub-licensees, provided that such disclosure shall be subject to confidentiality obligations that-are similar in scope to the terms set forth in this clause 8.

8.3.

Exceptions. Recipient’s obligations of non-disclosure and non-use under this Agreement, will not apply to any portion of Discloser’s Confidential Information that Recipient can demonstrate by competent proof:

(a)	Is generally known to the public at the time of disclosure or becomes generally known through no wrongful act on the part of Recipient;

(b)	Is in Recipient’s possession at the time of disclosure other than as a result of Recipient’s breach of any legal obligation;

(c)	Becomes known to Recipient on a non-confidential basis through disclosures by sources other than Discloser having the legal right to disclose such Confidential Information; or

(d)	Is independently developed by Recipient without reference to or reliance upon Discloser’s Confidential Information.

If Recipient is required by a governmental authority or by order of a court of competent jurisdiction to disclose any of Discloser’s Confidential Information, Recipient will give Discloser prompt written notice thereof and Recipient will take all reasonable and lawful actions to avoid or minimize the degree of such disclosure. Recipient will cooperate reasonably with Discloser in any efforts to seek a protective order.

8.4.

Survival. The obligations in this clause 8 shall survive for a period of [*] years following the expiration or termination of this agreement; provided, however, that the non-disclosure and non-use obligations imposed by this Agreement with respect to trade secrets included in the Confidential Information will continue for as long as Discloser continues to treat such Confidential Information as a trade secret. Upon the expiration or termination of this Agreement, Recipient will promptly, at Discloser’s option, either destroy or return to Discloser any and all of Discloser’s Confidential Information as follows. If Discloser elects to have Recipient destroy Discloser’s Confidential Information, Recipient will destroy Discloser’s Confidential Information (which will include removing and destroying any of Discloser’s Confidential Information included in derivative information) and will provide a written certification to Discloser certifying that all of Discloser’s Confidential Information has been destroyed. If Discloser elects to have Recipient return Discloser’s Confidential Information, Recipient will return all of Discloser’s Confidential Information (which will include returning any of Discloser’s Confidential Information included in derivative information, with Recipient’s Confidential Information or third party Confidential Information redacted) and will provide a written certification to Discloser certifying that all of Discloser’s Confidential Information has been returned. Recipient may, however, retain one (1) copy of Discloser’s Confidential Information in its confidential files, solely for the purpose of monitoring its continuing obligations of confidentiality and non-use under this Agreement.

8.5.

Remedies. Recipient agrees that (a) Discloser may be irreparably injured by a breach of this Agreement by Recipient; (b) money damages would not be an adequate remedy for any such breach; (c) as a remedy for any such breach Discloser will be entitled to seek equitable relief, including injunctive relief and specific performance, without being required by Recipient to post a bond; and (d) such remedy will not be the exclusive remedy for any breach of this Agreement.

9. Patent Preparation and Enforcement

9.1.

Responsibility. JOSLIN, is responsible for preparing, filing, prosecuting and maintaining the patent applications and patents included within the Intellectual Property. For purposes of this Agreement, patent prosecution includes ex parte prosecution, interference proceedings, reissues, re-examinations and oppositions. JOSLIN shall use independent out-side patent counsel and instruct such patent counsel to furnish EKF with copies of all correspondence relating to the Licensed Patents from the United States Patent and Trademark Office (USPTO) and any other patent office, as well as copies of all proposed responses to such correspondence and give EKF reasonable opportunity to advise JOSLIN or JOSLIN’s counsel on such matters. EKF designates the following individual or department for receiving the patent-related correspondence:

Chief Executive Officer

EKF Diagnostics Holdings Pic

Avon House

19 Stanwell Road

Penarth

CF64 2EZ

Upon EKF’ request, JOSLIN shall be available to consult with EKF on matters relating to preparing, filing, prosecuting or maintaining any of the applications or patents within Intellectual Property, which matters may be of particular interest to EKF. JOSLIN, shall consider the legitimate interests of EKF in performing its responsibility under this clause 9.1. JOSLIN designates the following individual or department to receive such requests by EKF. Director, Technology Transfer, Office of Sponsored Research, Joslin Diabetes Center, Inc., One Joslin Place, Boston, MA 02215.

9.2.

Cooperation. EKF shall use reasonable endeavours to cooperate with JOSLIN in preparing, filing, prosecuting and maintaining the patent applications and patents within Intellectual Property. EKF shall provide prompt notice to JOSLIN of any matter that comes to its attention that may affect the patentability, validity or enforceability of any patent application or patent within Intellectual Property.

9.3.

Agreement by the Parties for EKF to Assume Patent Responsibility. The parties may agree that EKF will assume full responsibility for preparing, filing, prosecuting and maintaining the patent applications referred to herein. In such case, ownership of such patents within the Intellectual Property shall remain with Joslin.

9.4.

Relinquishing Rights. EKF may surrender its licenses under any, of the patents or patent applications within Intellectual Property in any country of the licensed Territory (“Surrender”) by giving ninety (90) days advance written notice to JOSLIN. If EKF so surrenders its rights, it will remain responsible for all patent-related expenses Incurred by JOSLIN during the applicable notice period. Thereafter, EKF will have no further obligation to pay any patent expenses for the patents or patent applications that it Surrendered. In the event of EKF’ Surrender of any Intellectual Property, any license granted by JOSLIN to EKF hereunder with respect to such Surrendered Intellectual Property will terminate, and EKF will have no rights whatsoever to exploit such Surrendered Intellectual Property. JOSLIN will then be free, without further notice or obligation to EKF, to grant rights in and to such Surrendered Intellectual Property to third parties. The claims of any Surrendered intellectual Properly will cease to constitute Valid Claims and such Intellectual Property will cease to be part of the Licensed Patents. Notwithstanding the foregoing, if such Surrender results in termination of all rights under this agreement, then the termination notice provision in clause 9.4, below, shall apply.

9.5.

Notice. If at any time during the term of this Agreement, EKF becomes aware of an apparent Substantial Infringement (as defined in clause 9.5) in a particular country of a patent within Intellectual Property, it will promptly notify JOSLIN.

9.6.

Action by JOSLIN – Procedure. JOSLIN is responsible for enforcing its Intellectual Property and prosecuting apparent infringers when, in its judgment, such action may be reasonably necessary and justified, EKF may request JOSLIN to take steps to protect the Intellectual Property from an apparent infringement covering an Invention. However, before JOSLIN must respond to the request, EKF shall supply JOSLIN (i) an option of qualified legal counsel demonstrating to JOSLIN’s reasonable satisfaction that an infringement of the Intellectual Property exists in a particular country and (Ii) written evidence demonstrating to JOSLIN’s reasonable satisfaction that a Substantial Infringement of the Intellectual Property exists in a particular country (“Substantial Infringer”).

9.7.

JOSLIN has [*] from the date of receiving satisfactory written evidence from EKF of a Substantial Infringement to decide whether it will seek to terminate the Substantial Infringement. JOSLIN shall give EKF notice of its decision by the end of this [*] period. If JOSLIN notifies EKF that it intends to prosecute the alleged infringer, then JOSLIN has [*] from the date of its notice to EKF to either (a) cause the Substantial Infringement to terminate or (b) initiate legal proceedings against the alleged infringer. If any such suit is brought by JOSLIN in its own name, or jointly with EKF if required by law, it will be at JOSLIN’s expense and on its own behalf, but JOSLIN shall not be obligated to bring more than one such suit at a time.

9.8.

If JOSLIN notifies EKF that it does not intend to prosecute an alleged Substantial Infringer and there is not at least one suit pending against an alleged infringer of the intellectual Property then in such case, EKF shall be relieved of the obligation to pay [*] percent ([*]%) of royalties that would otherwise accrue from the time of notice until the day JOSLIN shall bring suit against the alleged infringer or shall obtain discontinuance of said infringement, with respect only as to the Intellectual Property as alleged to be Substantially Infringed.

9.9.	Cooperation. EKF shall cooperate with and supply all assistance reasonably requested by JOSLIN, at JOSLIN’s request and expense.

9.10.

EKF’s Right to Join. EKF independently has the right to join any legal proceeding brought by JOSLIN and fund up to [*] percent ([*]%) of the cost of the legal proceeding from the date of joining. If EKF elects to join as a party plaintiff pursuant to this paragraph, EKF may jointly participate in the action with JOSLIN, JOSLIN’s counsel will be lead counsel.

9.11.

Declaratory Judgment Actions. In the event that any third party initiates a declaratory judgment action alleging the invalidity or unenforceability of the Intellectual Property, or if any third party brings an infringement action against EKF or its Affiliates or sub-licensees because of the exercise of the rights granted EKF under this Agreement, then EKF shall have the right to defend such action under its own control and at its own expense; provided, however, that JOSLIN shall have the right to intervene and assume sole control of such defence, at its own expense. Neither party shall enter into any settlement, consent judgment or other voluntary final disposition of any action under this clause 9.10 without the consent of the other party, which consent shall not be unreasonably withheld unless the settlement includes any express or implied admission of liability or wrongdoing on JOSLIN’s part, in which case JOSLIN’s right to grant or deny consent is absolute and at its sole discretion.

9.12.

Distribution of amounts Paid by Third parties. In any legal proceeding brought by JOSLIN under clause 9 and funded solely by JOSLIN, any damages or other amounts recovered as a result of the proceeding will be retained by JOSLIN. In any legal proceeding brought by JOSLIN under clause 9.5 and funded jointly by JOSLIN and EKF, any damages or other amounts will first be used to reimburse each party pro rata for any out of pocket expenses it may have incurred with respect to defence of such action. The balance, if any, will be divided equally between the parties.

10. INDEMNIFICATION AND INSURANCE

10.1.

EKF shall indemnify, defend and hold harmless JOSLIN and its trustees, officers, medical and professional staff, employees and agents JOSLIN and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss or expense (including reasonable attorney’s fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any third party claims, suits, actions, demands or judgments: arising out of any theory of product liability (including, but not limited to, actions in the form of contract, tort, warranty, or strict liability) concerning any product, process or service made, used or sold or license granted under this Agreement.

10.2.

EKF’ indemnification shall not apply to liability, damage, loss or expense to the extent that it is directly attributable to the negligent activities, reckless misconduct or intentional misconduct of the indemnitees.

10.3.

Liability under the indemnity contained in clause 10.1 is conditional on JOSLIN discharging the following obligations. If any third party makes a claim, or notifies an intention to make a claim, against JOSLIN which may reasonably be considered likely to give rise to a liability under this Indemnity (a Claim), JOSLIN shall:

10.3.1.	as soon as reasonably practicable, give written notice of the Claim to EKF, specifying the nature of the Claim in reasonable detail;

10.3.2.

not make any admission of liability, agreement or compromise in relation to the Claim without the prior written consent of EKF (such consent not to be unreasonably conditioned, withheld or delayed) provided that JOSLIN may settle the Claim (after giving prior written notice of the terms of settlement (to the extent legally possible) to EKF, but without obtaining EKF’s consent) if JOSLIN reasonably believes that failure to settle the Claim would be prejudicial to it in any material respect;

10.3.3.

give EKF and its professional advisers access at mutually agreed reasonable times (on reasonable prior notice) to its premises and its officers, directors, employees, agents, representatives or advisers who have direct knowledge of the matter, and to any relevant assets, accounts, documents and records within the power or control of JOSLIN, so as to enable EKF and its professional advisers to examine them and to take copies for the purpose of assessing the Claim; and

10.3.4.	be deemed to have given to EKF authority to avoid, dispute, compromise or defend the Claim.

10.4.

Nothing in this Agreement shall restrict or limit JOSLIN’s general obligation at law to mitigate a loss it may suffer or Incur as a result of an event that may give rise to a claim under this Agreement.

10.5.

Insurance. Beginning no later than the time any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by EKF or by a sub-licensee, affiliate or agent of EKF, EKF shall, at its own cost and expense procure and maintain Commercial General Liability (CGL) insurance or other coverage acceptable to JOSLIN in amounts not less than $[*] per incident or occurrence and $[*] annual aggregate and naming Joslin as an additional insured under such insurance policies. Such CGL or other insurance shall provide: (a) Product liability coverage, and (b) Contractual liability coverage for EKF’ Indemnification under this Agreement. The amount of insurance coverage required under this clause 10 shall not be construed to create a limit of EKF’s liability with respect to its obligation of indemnity under this Agreement.

10.6.

If EKF elects to self-insure all or parts of the limits described above (including deductibles or retentions which are in excess of $[*] annual aggregate) such self-insurance program must be acceptable to JOSLIN. EKF shall provide JOSLIN with written evidence or such insurance upon the request of JOSLIN. EKF shall provide JOSLIN with written notice at least [*] prior to the cancellation, non-renewal or material change in such Insurance, if:

10.7.

EKF shall maintain such CGL or other insurance during (i) the period that any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by EKF or by a sub-licensee, affiliate or agent of EKF; and (ii) a reasonable period after the period referred to in (i) above, which in no event shall be less than [*] years.

10.8.

JOSLIN warrants that, as of the Effective Date and to the best of its knowledge, it is the exclusive owner of the Intellectual Property and is not prevented by any other agreement or license in place from entering into the Agreement.

11. Limitation of Liability

11.1.	Nothing in this agreement shall limit or exclude either party’s liability for:

(i)	death or personal injury caused by its negligence, or the negligence of its personnel,

(ii)	agents or subcontractors; or

(iii)	fraud or fraudulent misrepresentation.

11.2.

Subject to clause 11.1 neither party to this Agreement shall have any liability to the other party, whether in contract, tort (including negligence), breach of statutory duty, or otherwise, for any loss of profits, loss of business, loss of goodwill or any indirect or consequential loss arising under or in connection with this Agreement.

12. MISCELLANEOUS

12.1.	Legal

12.1.(i)

Dispute Resolution. Disputes arising under or in connection with this Agreement shall be resolved pursuant to this clause 12.1(i); provided, however, that in the event a dispute cannot be resolved without an adjudication to the rights or obligations of a third party (other than an Indemnitee), the dispute procedures set forth in this clause 12.1(ii) shall be inapplicable as to such dispute.

(a)

In the event or a dispute between the parties, the parties shall first attempt in good faith to resolve such dispute by negotiation and consultation between themselves. In the event that such dispute is not resolved on an informal basis within [*], any party may, by written notice to the other, have such dispute referred to each of the parties’ respective senior officers, who shall attempt in good faith to resolve such dispute by negotiation and consultation for a [*] period following receipt of such written notice.

(b)

In the event the parties’ senior officers are not able to resolve such dispute, either party may at any time after such [*] period submit such dispute to be finally settled by arbitration administered in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”) in effect at the time of submission. Such arbitration shall take place in Boston, Massachusetts. The arbitration award so given shall be a final and binding determination of the dispute, shall be fully enforceable in any court of competent jurisdiction.

(c)

Except in a proceeding to enforce the results of the arbitration or as otherwise required by law, neither party nor any arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of both parties.

(d)

Each party shall continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement. However, a party may suspend performance of its obligations during any period in which the other party fails or refused to perform its obligations.

(e)

Although the procedures specified in this clause 12.10 are the exclusive procedures for resolution of disputes arising out of or relating to this Agreement, either party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, that action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

(f)

The parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) are tolled while the procedures set forth in this clause 12.1(i) are pending. The parties shall take any actions necessary to effectuate this result.

The validity and interpretation of this Agreement and the legal relations of the parties to it are governed by the laws of the State of New York, USA without regard to any choice of law principle that would dictate the application of the law of another jurisdiction.

12.2.	Assignment

12.2.(i)	Subject to clause 12.2(ii) below, neither of the parties may assign the Agreement;

12.2.(ii)

In the event that EKF or a substantial part of its business is acquired by a third party EKF shall have the right to assign this license from JOSLIN, provided that such third party unconditionally agrees in writing to JOSLIN to accept all the rights and duties of EKF under this Agreement.

12.3.	Waiver

No waiver or modification of any of the terms of the Agreement shall be valid unless in writing and signed by an authorised representative of both parties hereto or by the party against whom the enforcement thereof may be sought. Failure by either party to enforce any rights under the Agreement shall not be construed as a waiver of such rights nor shall a waiver by either party in one or more Instances be construed as constituting a continuing waiver or as a waiver in other instances.

12.4.	Invalid Clauses

In the event that any one or more of the provisions of the Agreement should for any reason be held by a court or authority having jurisdiction over the Agreement, or either of the parties hereto, to be invalid, illegal or unenforceable, such provision shall be reformed to approximate as nearly as possible the intent of the parties, and if unreformable, shall be divisible and deleted in such jurisdiction; elsewhere, the Agreement shall not be affected.

12.5.	Notices

Any notices or communications to be delivered by either party to the other party may be sent by internationally reputable courier, and will be deemed to have been delivered upon signed receipt confirmation by the courier or by pre-paid registered post and shall be deemed to have been delivered [*] from the date on which it was sent. All communications will be sent to the address of the party as appearing on page 2 unless a change in address is notified to the other party.

12.6.	Improvements

Any Improvements to the Intellectual Property, including but not limited to the technology contained in the Joslin Patent, which is invented by either party, then the inventing party shall promptly disclose the invention to the other party.

12.6.(i)	If the improvement is made by EKF, JOSLIN shall permit EKF to use the Intellectual Property to the extent necessary to allow EKF to exploit the improvement without variation of the royalty rate;

12.6.(ii)

If the improvement is made by JOSLIN, JOSLIN shall offer EKF a license to use the improvement on the same terms as are contained herein. If EKF accepts such offer the improvement shall be considered as if it had always formed part of the Intellectual Property hereby Licensed. If the improvement is made and patented by JOSLIN, the patent shall be considered to be part of the Intellectual Property.

12.7.	Use of Name

Neither party to this Agreement shall use the name of the other party or of any staff member, employee, student, or agent of the other party or any adaptation, acronym or name by which the other party is commonly known, in any advertising, promotional or sales literature or in any publicity without the prior written approval of the party or individual whose name is to be used.

12.8.	Existing License Agreement

JOSLIN and EKF acknowledge and agree that the Existing License Agreement is a valid subsisting agreement governing their relationship for the period up to the Effective Date. JOSLIN and EKF further acknowledge and agree that with effect from the Effective Date this Agreement shall supersede and replace the Existing License Agreement to govern the arrangements between them in respect of the matters the subject of this Agreement.

12.9.	No Other Terms

The Agreement constitutes the entire agreement between the parties and supersedes all previous communications, representations or understandings, either oral or written between the parties relating to the subject matter hereof.

In witness hereof the parties have caused the Agreement to be executed by ,their authorised representatives:

Mr. Julian Baines,	Ms. Sharon Harpel
Director,	Vice President, Office of Sponsored Research
Chief Executive Officer
EKF Diagnostics Holdings Plc	Joslin Diabetes Center, Inc.

Signature: /s/ Julian Baines	Signature /s/ Sharon Harpel

Date: July 25, 2017	Date: July 24, 2017

Witnessed by: /s/ Colin Anderson	Witnessed by: /s/ Sally A. Kolodkin

Name of Witness: COLIN ANDERSON	Name of Witness: SALLY A. KOLODKIN
(Block Capitals)	(Block Capitals)

JOSLIN Diabetes Center, Inc.

and

EKF Diagnostics Holdings Plc

Amendment

THE LICENSE AGREEMENT

DATED 27TH JULY 2017

THIS AMENDMENT AGREEMENT (“Amendment”) is made on the September 5, 2018 (“Amendment Effective Date”)

BETWEEN:

(1)	JOSLIN Diabetes Center, Inc.

1 Joslin Place, Boston,

Massachusetts 02215,

USA (hereinafter ‘JOSLIN’)

Attention: Ms. Sharon Harpel;

and,

(2)	EKF Diagnostics Holdings Plc

Avon House

19 Stanwell Road

Penarth

CF64 2EZ (hereinafter ‘EKF’)

Attention: Mr Julian Baines

WHEREAS:

(A)	JOSLIN and EKF entered into a license agreement dated 25th July 2017 (the License Agreement);

(B)	EKF and JOSLIN wish to amend modify and restate certain of the provisions of the License Agreement in accordance with the terms of this Amendment Agreement.

IT IS AGREED as follows:

Definitions.

Any capitalized term not separately defined in this Amendment shall have the meaning ascribed to it in the License Agreement.

Amendment Effective Date

This Amendment shall become effective on the Amendment Effective Date.

1. VARIATION TO CLAUSE 2.1 OF THE LICENSE AGREEMENT

Clause 2.1 of the License Agreement shall be deleted in its entirety and replaced by the following wording:-

2.1(i)	License and Conditions of License

Subject to the terms of this Agreement, JOSLIN grants, and EKF accepts, an exclusive, royalty-bearing, fee-bearing, world-wide license, to make, have made, use, offer for sale and sell Licensed Products, and to perform, practice, offer for sale and sell Licensed Processes, under and utilizing the Intellectual Property and the Know-How, in the Territory. JOSLIN will not for the duration of this Agreement, make or sell products based on the Intellectual Property in the Territory, except for research purposes. For its research purposes, JOSLIN agrees to use EKF Licensed Products and reflect this in any further publications relating to the licensed Intellectual Property. EKF agrees to provide JOSLIN with Licensed Products manufactured by EKF or any EKF Associate Company in such amounts and at such times as reasonably requested by JOSLIN, at no charge to JOSLIN.

2.1	(ii) Reserved Rights.

The license granted by Joslin is subject to the following reserved rights.

(a)

The rights of the United States of America, as set forth in Public laws 96-517 and 98-620, the regulations promulgated thereunder, and the policy of any funding agencies. Any rights granted hereunder, which are greater than permitted by Public Laws 96-517 and 98-620, are subject to modification as required to conform to the provisions of those statutes.

(b)	JOSLIN’s right to make and use the Licensed Intellectual Property and Know-How for education and non-commercial research purposes.

2. VARIATION TO CLAUSE 6.1 OF THE LICENSE AGREEMENT

Clause 6.1 of the License Agreement shall be deleted in its entirety and replaced by the following wording:-

6.1	Commencement and Duration.

The Agreement shall be deemed to have come into force on the Effective Date and shall remain in effect for the eight (8) year period ending 31st July 2025 (Initial Term). Unless terminated in accordance with clause 6.2, this Agreement shall automatically extend for one further period of [*] (Extended Term) unless either party has given written notice to the other party not less than [*] prior to the expiration of the Initial Term of its desire not to extend this Agreement. EKF and JOSLIN may mutually agree to extend the Extended Term.

3. VARIATION TO CLAUSE 6.3 OF THE LICENSE AGREEMENT

Clause 6.3 of the License Agreement shall be deleted in its entirety and replaced by the following wording:

6.3	Termination by JOSLIN

6.3(i)

If EKF notifies JOSLIN in writing that it has or will, on a date specified in such notice, abandon sale of Licensed Products and performance of Licensed Processes then JOSLIN may provide EKF with written notice that it will terminate the Agreement on the date specified in the notice provided by EKF.

6.3(ii)	JOSLIN may terminate this Agreement immediately if EKF ceases to develop and/or commercialize the Licensed Intellectual Property either through itself or a third party

6.3(iii)	JOSLIN may terminate this Agreement immediately, with no further notice obligation or opportunity to cure if EKF defaults in its obligations to procure and maintain insurance under Clause 10.5.

6.3(iv)

JOSLIN may terminate this Agreement immediately if EKF defaults in its obligations to pay patent expenses under the terms of clause 4.1 (Future Patent Expenses) within [*] after Joslin sends EKF an invoice and remains in default for no more than an additional [*].

4. VARIATION TO CLAUSE 6.5 OF THE LICENSE AGREEMENT

Section 6.5 (v) of the License Agreement shall be deleted in its entirety and replaced by the following wording:

6.5(v) No release. Upon termination of this Agreement for any reason, nothing in this Agreement may be construed to release either party from any obligation that matured prior to the effective date of the termination.

6.5(vi) Survival. The provisions of Section 1 (definitions), Section 4 (payments), Section 5 (Records) Section 12.7 (Use of Name), Sections 10 (Indemnification and Insurance), Section 11.3 (Disclaimer of Warranty), Section 12.1 (Dispute Resolution), and Section 12.7 (Use of Name) survive termination or expiration of this Agreement.

5. VARIATION TO CLAUSE 8.5 OF THE LICENSE AGREEMENT

Clause 8.5, Remedies” of the License Agreement shall be deleted in its entirety”.

6. VARIATION TO CLAUSE 10.1 OF THE LICENSE AGREEMENT

Clauses 10.1 and 10.2 of the License Agreement shall be deleted in their entirety and replaced by the following wording:-

10.1

EKF shall indemnify, defend and hold harmless JOSLIN and its trustees, officers, medical and professional staff, employees and agents JOSLIN and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss or expense (including reasonable attorney’s fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any third party claims, suits, actions, demands or judgments (a) arising out of any theory of product liability (including, but not limited to, actions in the form of contract, tort, warranty, or strict liability) concerning any product, process or service made, used or sold or license granted under this Agreement or (b) b) arising out of any other activities to be carried out pursuant to this Agreement.

10.2. (i)

Licensee’s indemnification under Section 10.1 (a) does not apply to liability, damage, loss or expense to the extent that it is attributable to the negligent activities of the Indemnitees. Licensee’s indemnification under 10.1 (b) does not apply to any liability, damage, loss or expense to the extent that it is directly attributable to the negligent activities, reckless misconduct or intentional misconduct of the Indemnitees.

10.2. (ii)

EKF shall require any EKF Associate Company or EKF Licensees to indemnify, hold harmless and defend JOSLIN and to maintain insurance in favour of JOSLIN and the Indemnitees under the same terms set forth in this Clause 10.

10.2(iii)

EKF shall, at its own expense, provide attorneys reasonably acceptable to Institute to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

7. VARIATION TO CLAUSE 11 OF THE LICENSE AGREEMENT

Clause 11 of the License Agreement shall be amended to add the following section 11.3

11.3 Disclaimer of Warranty

11.3(i) JOSLIN MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY PATENT, OR OTHER INFORMATION LICENSED OR OTHERWISE PROVIDED TO EKF HEREUNDER AND HEREBY DISCLAIMS THE SAME.

11.3(ii) JOSLIN DOES NOT WARRANT THE VALIDITY OF THE INTELLECTUAL PROPERTY LICENSED HEREUNDER AND MAKES NO REPRESENTATION WHATSOEVER WITH REGARD TO THE SCOPE OF THE INTELLECTUAL PROPERTY OR THAT SUCH INTELLECTUAL PROPERTY MAY BE EXPLOITED BY EKF, EKF ASSOCIATE COMPANY OR SUBLICENSEE WITHOUT INFRINGING OTHER PATENTS.

8. VARIATION TO CLAUSE 12.1 OF THE LICENSE AGREEMENT

Clause 12.1 of the License Agreement shall be deleted in its entirety and replaced by the following wording:-

12.1. Legal

12.1(i) Dispute Resolution. Disputes arising under or in connection with this Agreement, outside of execution of the termination provisions of clauses 6.2, 6.3 and 6.4, shall be resolved pursuant to this clause 12.1(i); provided, however, that in the event a dispute cannot be resolved without an adjudication to the rights or obligations of a third party (other than an Indemnitee), the dispute procedures set forth in this clause 12.1(i) shall be inapplicable as to such dispute.

(a)

In the event of a dispute between the parties, the parties shall first attempt in good faith to resolve such dispute by negotiation and consultation between themselves the event that such dispute is not resolved on an informal basis within [*], any party may, by written notice to the other, have such dispute referred to each of the parties’ respective senior officers, who shall attempt in good faith to resolve such dispute by negotiation and consultation for a [*] period following receipt of such written notice.

(b)	In the event the parties’ senior officers are not able to resolve such dispute controversy the parties may resort arbitration, litigation or any resolution available in law or equity.

12.1 (ii) Governing Law The validity and interpretation of this Agreement and the legal relations of the parties to it are governed by the laws of the State of New York, USA without regard to any choice of law principle that would dictate the application of the law of another jurisdiction.

9. VARIATION TO CLAUSE 12.2 OF THE LICENSE AGREEMENT

Clause 12.2 of the License Agreement shall be deleted in its entirety and replaced by the following wording:-

12.2	Assignment

12.2(i)	Subject to clauses 12.2(ii), 12.2(iii) and 12 (iv) below, EKF may not assign the License Agreement without JOSLIN’s written permission.

12.2(ii)

The assignment right granted under clauses 12.2 (iii) and 12.2(iv) is conditional upon Renaltyx AI Inc., no later than [*] prior to the assignment date, paying JOSLIN the sum of $[*] as a down-payment on future patent expenses and Joslin will provide invoices per the terms of Clause 4.1 crediting the costs to the down-payment. Any outstanding balance of the down-payment remaining after [*] following assignment will be refunded to the then current assignee.

12.2(iii)

EKF shall have the right to assign all rights, title and interest licensed to EKF in the License Agreement to Renalytix AI Inc., a wholly owned subsidiary of EKF, which is incorporated and registered in Delaware USA and whose registered office is at 251 Little Drive, Wilmington, New Castle, Delaware, USA, zip code 19808 (INC.), provided that such assignment to INC. must be (i) in writing:: (ii) EKF warrants the License Agreement assigned to INC. is without modification and remains on the terms contained within; and (iii) INC. has the financial solvency and technical expertise to develop and/or commercialize the Licensed Intellectual Property. EKF will, provide written notice to Joslin at the time of assignment.

12.2(iv)

Joslin further agrees that INC shall have the right to subsequently make a one-time assignment of the License Agreement to Renalytix AI PLC, (PLC) which, at the time, owns more than 50% of the total number of voting shares in INC provided that such assignment must be (i) in writing: (ii) INC. warrants the License Agreement assigned to PLC is without modification and remains on the terms contained within and (iii) PLC has the financial solvency and technical expertise to develop and/or commercialize the Licensed Intellectual Property assigned to them hereunder. EKF will provide written notice to Joslin at the time of Assignment.

12.2 (v)	For the avoidance of doubt, any attempted assignment of less than the entire License Agreement that does not meet the above conditions, is void.

10. VARIATION TO CLAUSE 12.6 OF THE LICENSE AGREEMENT

Clause 12.6 of the License Agreement shall be deleted in its entirety “Improvements.”

LICENSE AGREEMENT

JOSLIN and EKF acknowledge and agree that save as expressly set out above in this Amendment Agreement, the terms of the License Agreement remain unchanged and the License Agreement is a valid subsisting agreement governing their relationship.

In witness hereof the parties have caused the Amendment to be executed by their authorised representatives as of the Amendment Effective Date first above written.

Mr Julian Baines, Director, Chief Executive Officer EKF Diagnostics Holdings Plc	Mr. Eliot M. Lurier, CPA Chief Financial Officer Chief Operating Officer Joslin Diabetes Center

Signature: /s/ Julian Baines	Signature: /s/ Eliot M. Lurier

Date:	Date: 9/10/18

Witnessed by: /s/ Colin Anderson	Witnessed by: Anne M. Bradley

Name of Witness: COLIN ANDERSON (Block Capitals)	Name of Witness: ANNE M. BRADLEY (Block Capitals)

THIS AMENDMENT # 2 (“Amendment #2”)

BETWEEN:

(1)	JOSLIN Diabetes Center, Inc., 1 Joslin Place, Boston, Massachusetts 02215, USA (hereinafter ‘JOSLIN’)

and,

(2)	EKF Diagnostics Holdings Plc (a company registered in England and Wales no 0434937) whose registered office is at Avon House, 19 Stanwell Road, Penarth, CF64 2EZ (hereinafter ‘EKF’)

Attention: Mr Julian Baines

Amendment #2 of License Agreement

1.

We refer to the license agreement between you and us (the Parties) for the license of certain intellectual property rights dated 25th July 2017, as amended by the Parties on 5th September 2018 (the License Agreement). A copy of the License Agreement is attached to this letter agreement.

2.	We wish to further amend the License Agreement with effect from the date of the last signature of this letter agreement (the Amendment #2 Date).

3.	Expressions defined in the License Agreement and used in this letter agreement have the meaning set out in the License Agreement.

4.	It is intended that the payment referred to in paragraph 5.2 below will be made on or around [*] [*] (and in any event prior to the relevant assignment).

5.	With effect from the Amendment #2 Date the Parties agree the following amendments to the License Agreement:

5.1	Clause 2.1 shall be amended to read the following:

“License and Conditions of License

Subject to the terms of this Agreement, JOSLIN grants EKF an exclusive, royalty-bearing, fee-bearing, world-wide license, to make, have made, use, offer for sale and sell Licensed Products, and to perform, practice, offer for sale and sell Licensed Processes, under and utilising the Intellectual Property and the Know-How, in the Territory. JOSLIN will not for the duration of this Agreement, make or sell products based on the Intellectual Property in the Territory, except for research purposes. For its research purposes, JOSLIN agrees to use EKF Licensed Products and will reflect this in any further publications relating to the licensed Intellectual Property. EKF agrees to provide JOSLIN with Licensed Products manufactured by EKF or any EKF Associate Company in such amounts and at such times as reasonably requested by JOSLIN for research purposes only, at no charge to JOSLIN.”

5.2	Clause 12.2 (ii) shall be amended to read the following:

“The assignment right granted under clause 12.2 (iii) is conditional upon EKF, prior to the assignment date, paying JOSLIN the sum of $[*] as a down-payment on future patent expenses and JOSLIN will provide invoices per the terms of Clause 4.1 crediting the costs to the down-payment. Any outstanding balance of the down-payment remaining after [*] following assignment will be refunded to the then current assignee.”

5.3	Cause 12.2 (iii) shall be amended to read the following:

“EKF shall have the right to assign all rights, title and interest licensed to EKF in the License Agreement to Renalytix AI PLC provided that such assignment must be (i) in writing: (ii) EKF warrants the License Agreement assigned to Renalytix Al PLC is without modification and remains on the terms contained within; and (iii) Renalytix AI PLC has the financial solvency and technical expertise to develop and/or commercialize the Licensed Intellectual Property. EKF will, provide written notice to JOSLIN at the time of assignment. Following any valid assignment, references in this License Agreement to “EKF” shall be construed as references to Renalytix AI PLC.”

5.4	Clause 12.2 (iv) shall be deleted and will he replaced with the following:

“Not used”

LICENSE AGREEMENT

JOSLIN and EKF acknowledge and agree that save as expressly set out above in this Amendment #2, the terms of the License Agreement remain unchanged and the License Agreement is a valid subsisting agreement governing their relationship.

In witness hereof the parties have caused the Amendment to be executed by their authorised representatives as of the Amendment #2 Date.

Julian Baines	Ms. Sharon Harpel Vice President Office of Sponsored Research

EKF Diagnostics Holdings Plc	Joslin Diabetes Center, Inc.

Signature: /s/ Julian Baines	Signature: /s/ Julian Baines

Date: October 11, 2018	Date: October 11, 2018

Witnessed by: /s/Colin Anderson	Witnessed by: /s/Shelly Taylor Kelly

Name of Witness: Colin Anderson (Block Capitals)	Name of Witness: Shelly Taylor Kelly (Block Capitals)